Exhibit 2-B

PARTICULAR INSTRUMENT FOR THE ASSIGNMENT OF RIGHTS AND OBLIGATIONS

By this particular instrument and in the best form of law,

ALEXANDRIA INDÚSTRIA DE GERADORES S/A, a legal entity under private law, registered with the CNPJ under no. 28, 839.121/0001-40, headquartered in curitiba, State of Paraná, in the Campo Comprido neighborhood, at Rua Dep. Heitor Alencar Furtado n° 3350, Sala 161, Brazil, CEP 81.200-528, in this act represented by its president Alexandre Torres Brandão, Brazilian, married, mechanical engineer, holder of Identity Card RG No. 7059060-3, registered in CPF/mf under no. 075.081.009-21, now represented according to its constitutive acts, hereinafter referred to as ASSIGNOR, and;

ENERGEA GERAÇÃO DISTRIBUÍDA DE ENERGIA DO BRASIL S/A, limited business company, registered with the CNPJ under no. 24.103.761/0001-37, with headquarters in the city of Rio de Janeiro, State of Rio de Janeiro, Avenida Graça Aranha, nº 81, conjunto A-81-B, bairro Centro, CEP 20.030-002, [insert e-mail], hereinafter referred to as ASSIGNEE.

being the ASSIGNOR and ASSIGNEE, hereinafter referred to individually as a Party and, jointly, as Parties;

Considering:

(i)	That the now ASSIGNOR has entered into "Contract of Operation & Maintenance (O&M) of the DGS" with THE CONDOMINIUM SHOPPING DA HABITAÇÃO - CASASHOPPING on May 12, 2020, hereinafter referred to only as CONTRACT O&M;

(ii)	That the O&M CONTRACT is part of this contract as "Annex I";

(iii)	And, that under Clause 11 of the O&M CONTRACT it is possible that the here ASSIGNOR transfers to the ASSIGNEE the rights and obligations assumed;

conclude this Particular Instrument for the Assignment of Rights and Obligations in accordance with the following clauses:

1.1 This Particular Instrument has as its object the assignment of rights and obligations arising from the contractual relationship signed between THE ASSIGNOR and the CONDOMÍNIO SHOPPING DA HABITAÇÃO - CASASHOPPING on May 12, 2020, through the conclusion of the "Operation & Maintenance Contract (O&M) of the DGS".

1.2 The ASSIGNEE, from the signature of this particular instrument, assumes, irrevocable, all the rights and obligations signed by the ASSIGNOR in the aforementioned contract, especially with regard to the obligations predisposed to Clause 6.1.

1.4 The ASSIGNEE declares to have full knowledge and condition to bear the obligations of the O&M CONTRACT, declaring to fulfill all the necessary requirements for the fulfillment of said contract, in such a way that it assumes the total responsibility of the O&M CONTRACT, committing itself to perform the present ASSIGNOR of any burden that may arise from the continuity of the O&M CONTRACT, subrogating itself in all clauses and conditions of that commitment, being obliged to faithfully comply with the contractual stipulations envisaged therein.

1.5 This assignment of law and obligations shall enter into force on the date of its signature.

1.6 The Parties elect the Central Forum of the District of the Metropolitan Region of Curitiba, State of Paraná, for the purpose of resolving all disagreements, conflicts or controversies arising from this contract, renouncing all others, however beneficial.

And, in full agreement, the Parties sign this Private Instrument, in two copies of a page of equal content, together with two witnesses.

Curitiba, May 21, 2020.

By THE ASSIGNOR:	By ASSIGNEE:

Alexandria Indústria de Geradores S/A	Energea Geração Distribuída de Energia
Represented in the form of its Bylaws	do Brasil S/A
Represented in the form of its Bylaws

Witnesses:
1. ___________________________________	2. ___________________________________
Name:	Name:
CPF:	CPF: